SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11 (c) or § 240.14a-12

Jameson Inns, Inc.

(Name of Registrant As Specified In Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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JAMESON INNS, INC.

8 Perimeter Center East, Suite 8050

Atlanta, Georgia 30346-1604

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date: June 4, 2004

Time: 2:00 p.m., local time

Place:	South Terraces Conference Center

115 Perimeter Center Place

Atlanta, Georgia 30346

At the annual meeting, the shareholders of Jameson Inns, Inc. will vote upon the following proposals:

1.	Election of two directors for Class II for a three-year term which will expire at the annual meeting for 2007;

2.	Approval of the proposed amendment to the articles of incorporation to increase our authorized common stock from 40,000,000 shares to 100,000,000 shares;

3.	Approval of the proposed amendments to the articles of incorporation to eliminate the common stock ownership restrictions which were originally adopted because of our status as a real estate investment trust which we have since relinquished;

4.	Ratification of the appointment of Ernst & Young LLP as independent auditors of Jameson for 2004; and

5.	Transaction of any other business as may properly come before the meeting or any adjournment of the meeting.

It is important that your shares be voted. Please vote as soon as possible by completing the proxy card and returning it in the enclosed envelope. If you decide to attend the meeting in person, you may withdraw your proxy and vote at that time. Holders of common stock of record on April 22, 2004 are entitled to one vote for each share of common stock held.

Our Board unanimously recommends that shareholders vote to elect the named nominees as directors, approve the proposed amendments of our articles of incorporation, and ratify Ernst & Young LLP as Jameson’s independent auditors for 2004 at the annual meeting.

By order of the Board of Directors,

Steven A. Curlee

Vice President—Legal and Secretary

Atlanta, Georgia

April 28, 2004

It is important that you sign, date and promptly return your proxy card in the enclosed envelope, so that your shares will be represented whether or not you plan to attend the meeting. See page 4 for voting alternatives, such as internet and telephone voting. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each card should be signed and returned. No postage is required if mailed in the United States. This proxy statement has information about the annual meeting and was prepared by our management for the Board of Directors.

This proxy statement and form of proxy are first being sent to shareholders on or about May 3, 2004.

Appendix A -	Proposed Amendment to Amended and Restated Articles of Incorporation of Jameson Inns, Inc. to increase the number of shares of authorized common stock
Appendix B -	Proposed Amendment to Amended and Restated Articles of Incorporation of Jameson Inns, Inc. to eliminate the common stock ownership and transfer restrictions applicable to real estate investment trusts
Appendix C -	Policy for Pre-Approval for Audit and Non-Audit Services

i

PROXY STATEMENT FOR 2004 ANNUAL MEETING

GENERAL INFORMATION ABOUT VOTING

Q:	Who can vote?

A:	You can vote your shares of common stock if our records show that you owned the shares on April 22, 2004. A total of 14,075,869 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. We do not recognize cumulative voting for the election of our directors. The enclosed proxy card shows the number of shares you can vote.

Q:	How do I vote by proxy?

A:	Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. You may also vote by phone or over the internet by following the instructions on the proxy card (or the broker’s instruction sheet if your shares are held in a brokerage account) furnished to you along with this proxy statement.

If you send in your proxy but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote “FOR” the nominees for director, “FOR” approval of both of the amendments to the Articles of Incorporation, and “FOR” ratification of the appointment of the independent auditor.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in any of three ways. First, you can send a written notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Secretary of Jameson at the address below. Third, you may attend the annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You should send any written notice or new proxy card to the Secretary of Jameson at the following address: Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1604

Q:	What if other matters come up at the annual meeting?

A:	Our Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment.

Q:	Can I vote in person at the annual meeting rather than by completing the proxy card or by voting on the internet or by telephone?

A:	Although we encourage you to complete and return the proxy card or vote by internet or telephone to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

Q:	What do I do if my shares are held in “street name”?

A:	If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

Q:	How are votes counted?

A:	We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards, vote by internet or telephone or attend the meeting. If you sign and return your proxy card, or vote by internet or telephone, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. Broker non-votes, meaning shares held in the name of a nominee where no voting instruction has been provided to the nominee, will also be counted as present to determine if a quorum exists. Directors are elected by a plurality of votes cast. The proposed amendments to our articles of incorporation will require the affirmative vote of the holders of a majority of all of our outstanding shares of common stock. The ratification of appointment of Ernst & Young as independent auditor will be approved if it receives a majority of votes cast. Votes will be tabulated by an inspector of election appointed by our Board of Directors. Abstentions from voting, withheld votes and broker non-votes will not be considered “votes cast” and will have no effect on the outcome of the election of directors or the proposal to ratify the independent auditor. For the proposals to amend our articles of incorporation, they will be the same as votes against the proposals.

Q:	Who pays for this proxy solicitation?

A:	The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost will be paid by us. In addition to sending you these materials, some of our employees may contact you by telephone, by mail or in person. None of these employees will receive any extra compensation for doing this, but they may be reimbursed for their out-of-pocket expenses incurred while assisting us in soliciting your proxy. We also plan on using The Altman Group to assist us in soliciting proxies and will pay a fee of $15,000 for these services.

THE JAMESON ANNUAL MEETING

Place; Time; Purposes

We will hold our annual meeting of shareholders at South Terraces Conference Center, 115 Perimeter Center Place, Atlanta, GA 30346 on June 4, 2004, at 2:00 p.m. local time. At the annual meeting, holders of our common stock will be asked to vote on the following proposals:

1.	Election of two directors for Class II for a three-year term;

2.	Approval of the proposed amendment to our articles of incorporation to increase our authorized common stock from 40,000,000 shares to 100,000,000 shares;

3.	Approval of the proposed amendment to the articles of incorporation to eliminate the common stock ownership restrictions which were originally adopted because of our status as a real estate investment trust which we have since relinquished;

4.	Ratification of the appointment of Ernst & Young LLP as independent auditors of Jameson for 2004; and

5.	Transaction of any other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors unanimously recommends that you vote FOR the nominees for director, FOR the amendments of our articles of incorporation, and FOR the ratification of Ernst & Young LLP as our independent auditors for 2004.

Record Date; Quorum; Vote Required

April 22, 2004 has been fixed as the record date for determining the holders of our common stock entitled to notice of, and to vote at, the annual meeting. Only holders of record of shares of our outstanding common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

At the close of business on the record date, 14,075,869 shares of our common stock were issued and outstanding and entitled to vote at the annual meeting, and were held by approximately 3,700 holders of record.

Holders of record of our common stock are entitled to one vote per share on any matter that may properly come before the annual meeting. There is no cumulative voting for directors. Votes may be cast at the annual meeting in person or by proxy. See “—Voting of Proxies.”

Presence at the annual meeting, either in person or by proxy, of the holders of a majority of the votes entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from the nominees for director, abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes are shares held by brokers in street name that are not voted due to the absence of specific instructions from the shares’ beneficial owners.

Directors are elected by a plurality of votes cast. Approval of the proposed amendments to our articles of incorporation requires an affirmative vote of the holders of a majority of our outstanding common stock. The ratification of the independent auditors requires the affirmative vote of a majority of all votes cast on the matter.

Abstentions, broker non-votes and withheld votes will not be considered “votes cast.” As a result, they will have no effect on the election of directors or the proposal to ratify the independent auditors. Amendment of our articles requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Consequently, abstentions and broker non-votes will have the same effect as votes against these proposals.

As of the close of business on the record date, our directors and executive officers may be deemed to be the beneficial owners of approximately 3,072,778 outstanding shares of Jameson common stock (excluding shares underlying stock options). This represents approximately 21.8% of our common stock outstanding on the record date. It is expected that our directors and executive officers will vote “FOR” (a) the nominees for directors; (b) approval of the proposed amendment of our articles of incorporation to increase the authorized shares of our common stock; (c) approval of the proposed amendment of our articles of incorporation to eliminate the common stock ownership and transfer restrictions applicable to REITs, and (d) ratification of Ernst & Young LLP as Jameson’s independent auditors for 2004.

Voting of Proxies

If the enclosed proxy card is properly executed and returned, the shares represented by the proxy will be voted at the annual meeting. Shareholders will also be able to vote by way of toll free telephone service or by using the internet. The enclosed proxy card provides specific instructions on how to vote using any of the available options. If a shareholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that shareholder’s shares will be voted in accordance with such choice. If a shareholder does not indicate a choice, such shares will be voted “FOR” (1) the election of the named nominees for directors; (2) approval of the proposed amendment to our articles of incorporation to increase the authorized shares of our common stock; (3) approval of the proposed amendment of our articles of incorporation to eliminate the common stock ownership and transfer restrictions applicable to REITs, and (4) ratification of the appointment of the independent auditor.

Revocability of Proxies

A shareholder giving a proxy may revoke it (1) by giving written notice of revocation to the Secretary of Jameson at any time before it is voted, (2) by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of Jameson prior to or at the annual meeting, or (3) by attending the annual meeting and voting in person. Attendance at the annual meeting will not by itself constitute revocation of a proxy. All written notices of revocation or subsequent proxies should be sent and delivered to Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346, Attention: Secretary, or hand delivered to the Secretary of Jameson at or before the taking of the vote at the annual meeting.

Solicitation of Proxies

We will bear the expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy. Such expenses will also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the annual meeting to beneficial owners of Jameson common stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by our Board of Directors or employees who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.

We have retained The Altman Group to assist in the solicitation of proxies for our annual meeting and delivery of proxy materials. The anticipated cost of this service is $15,000.

PRINCIPAL SHAREHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of April 1, 2004, regarding (a) the ownership of our common stock by all persons known by us to be beneficial owners of more than five percent of such stock, and (b) the ownership of our common stock, 9.25% Series A Cumulative Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”), and $1.70 Series S Cumulative Convertible Preferred Stock, par value $1.00 per share (“Series S Preferred Stock”), by (i) each of our directors and nominees for director, (ii) each of our executive officers named in the Summary Compensation Table below, and (iii) all of our executive officers and directors as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to their shares.

Name of Owner or Identity of Group	Shares of Common Stock Beneficially Owned (1)		Percentage of Class	Shares of Series A Preferred Stock Beneficially Owned (1)		Percentage of Class	Shares of Series S Preferred Stock Beneficially Owned (1)		Percentage of Class
Thomas W. Kitchin 8 Perimeter Center East Atlanta, Georgia 30346-1604	2,706,907	(2)	19.21%	72,727	(3)	5.71%	—		—
Robert D. Hisrich(4) (5)	62,849		*	—		—	—		—
Michael E. Lawrence(4)	60,500		*	100		*	—		—
Thomas J. O’Haren(4)	96,396		*	—		—	—		—
David S. Fraser(6)	25,000		*	—		—	—		—
Craig R. Kitchin	229,636	(7)	1.63%	—		—	—		—
William D. Walker	77,828	(8)	*	—		—	—		—
Steven A. Curlee	84,468	(9)	*	—		—	—		—
Gregory W. Winey	30,000	(10)	—	—		—	—		—
Martin D. Brew	71,391	(11)	*	—		—	—		—
Loeb Partners Corporation 61 Broadway New York, New York 10006	—		—	78,950	(12)	6.20%	158,400	(13)	7.23%
All directors and executive officers as a group (10 persons) (14)	3,338,778		23.28%	72,727		5.71%	—		—

*	Less than one percent (1%)

(1)	The total number includes shares issued and outstanding as of April 1, 2004, plus shares which the owner shown above has the right to acquire within 60 days after such date. For purposes of calculating the percent of the class outstanding held by each owner shown above with a right to acquire additional shares, the total number of shares excludes the shares which all other persons have the right to acquire within 60 days after such date, pursuant to the exercise of outstanding stock options.
(2)	Includes 16,000 shares issuable upon the exercise of currently vested stock options, 684,120 shares owned by Kitchin Children’s Trusts (the beneficiaries of which are members of the family of Mr. T. Kitchin and of which Mr. T. Kitchin serves as trustee), 162,459 shares of restricted common stock, 106,195 owned by Mr. T. Kitchin’s spouse and 18,850 shares owned jointly with Mr. T. Kitchin’s spouse.
(3)	Shares are held by Kitchin Residential Construction Company, LLC, a former wholly-owned subsidiary of Kitchin Hospitality which is owned by Mr. T. Kitchin and his family.
(4)	Includes 60,000 shares issuable upon the exercise of currently vested stock options.
(5)	Includes 849 shares owned by Mr. Hisrich’s spouse and children, and 2,000 shares held by a trust for which Mr. Hisrich is the trustee.
(6)	Includes 25,000 shares issuable upon the exercise of currently vested stock options.
(7)	Includes 90,134 shares of restricted stock, 106,197 shares held in trust for which Mr. C. Kitchin is the beneficiary and 12,000 shares issuable upon the exercise of currently vested stock options.
(8)	Includes 61,864 shares of restricted stock and 10,000 shares issuable upon the exercise of currently vested stock options.
(9)	Includes 57,250 shares of restricted stock and 10,000 shares issuable upon the exercise of currently vested stock options.
(10)	Includes 27,000 shares of restricted stock and 3,000 shares issuable upon the exercise of currently vested stock options.
(11)	Includes 25,000 shares of restricted stock, 10,000 shares issuable upon the exercise of currently vested stock options and 16,891 shares owned jointly with Mr. Brew’s spouse.
(12)	Information based on Schedule 13D/A filed December 1, 2003.
(13)	Information based on Schedule 13D/A filed January 28, 2004.
(14)	Includes 266,000 shares issuable upon the exercise of currently vested stock options and 423,707 shares of restricted common stock.

EXECUTIVE OFFICERS

The executive officers of Jameson are:

Name	Position
Thomas W. Kitchin	Chief Executive Officer, Director, Chairman of the Board of Directors
Craig R. Kitchin	President, Chief Financial Officer
William D. Walker	Vice President—Development
Steven A. Curlee	Vice President—Legal, General Counsel, Secretary
Gregory W. Winey	Vice President—Hotel Operations of Kitchin Hospitality
Martin D. Brew	Treasurer, Chief Accounting Officer

Set forth below is certain information concerning our executive officers except for Mr. T. Kitchin. Information concerning Mr. T. Kitchin is set forth below under the heading “Proposal One—Election of Directors—Directors Continuing in Office.”

Craig R. Kitchin, 36, became Chief Financial Officer of the Company in February 1994, Vice President-Finance in September 1997 and President in November 1998. He joined the Company as its Controller and Treasurer on June 15, 1992, upon receiving his M.B.A. degree from the University of Chicago with concentrations in accounting and finance. Before attending the University of Chicago, he was a financial analyst with FMC Corporation in Santa Clara, California, from 1989 to 1990. Mr. C. Kitchin graduated from Santa Clara University with a degree in finance in 1989. Craig Kitchin is the son of Thomas W. Kitchin, the Chairman and Chief Executive Officer of the Company.

William D. Walker, 50, is Vice President-Development of the Company. He has been an officer of the Company since its inception in 1988 and served as a director from 1988 through October 29, 1993. Prior to joining the Company, he worked in various financial management positions for 12 years. Mr. Walker received a B.B.A. degree in finance from Texas Tech University in 1975.

Steven A. Curlee, 52, became General Counsel and Secretary of the Company in January 1993 and Vice President-Legal in September 1997. From April 1985 to July 1992, he was general counsel of an oil and gas company listed on the American Stock Exchange. Prior thereto, he was engaged in the private practice of law in Tulsa, Oklahoma for five years. From 1976 to 1980, Mr. Curlee served on active duty in the U.S. Navy as a Judge Advocate. Mr. Curlee received a B.A. degree in political science and his J.D. from the University of Arkansas. He received a Masters of Law in Taxation degree from Georgetown University. Mr. Curlee is admitted to practice law in Arkansas, the District of Columbia, Oklahoma, Texas and Georgia.

Gregory W. Winey, 41, is Vice President—Hotel Operations of Kitchin Hospitality. He joined Kitchin Hospitality in April 1998 as a regional manager supervising the operations of 17 Jameson Inns. In October 1998 he became the director of operations supervising the operations of all Jameson Inns. Before joining Kitchin Hospitality, he was with Promus Hotel Corporation from May 1991 to December 1997 serving in several capacities in hotel operations, most recently as a senior area manager overseeing the daily operations of 17 hotel properties, including Hampton Inns, Hampton Inn & Suites and Homewood Hotels.

Martin D. Brew, 43, is the Treasurer and Chief Accounting Officer of the Company. He joined the Company in May 1999 upon completion of the merger with Signature Inns, Inc. He was employed by Signature Inns, Inc. from 1986 until its merger with Jameson in 1999, first as controller and later as treasurer. Mr. Brew was employed by KPMG LLP prior to his employment with Signature Inns. Mr. Brew has a B.S. degree in business from Indiana University and is a certified public accountant.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our articles of incorporation state that the Board of Directors must have at least two but not more than 15 directors, as determined from time to time by resolution of the Board of Directors. The Board of Directors is divided into three classes. The terms of the classes are staggered so that, except for directors appointed to fill vacancies created by an increase in the number of directors, only one class is elected at the annual meeting of shareholders each year for a three-year term. The term of the Class II directors, currently consisting of Mr. Michael E. Lawrence and Mr. David S. Fraser, will expire at the annual meeting. The accompanying proxy solicits your vote to elect Messrs. Lawrence and Fraser as Class II directors. The term of the Class II directors elected at this annual meeting will expire at the annual meeting of shareholders to be held in 2007.

Our Board of Directors has nominated the persons named above for election as directors. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Lawrence and Fraser. If either of these gentlemen becomes unable for any reason to stand for election, it is intended that the persons named in such proxy will vote for the election of such other person as the Board of Directors may recommend. We know of no reason why either of the nominees will be unavailable or unable to serve.

The Jameson Board of Directors recommends a vote “FOR” Messrs. Lawrence and Fraser for directors.

Nominees for Director

Class II

(Term to Expire 2007)

Michael E. Lawrence, 59, became a director in April 1994. Since March 1994, he has been Chief Executive Officer and a director of Sea Pines Associates, Inc., a publicly held corporation with approximately $60 million in annual revenues which owns and operates real estate and recreational properties on Hilton Head Island, South Carolina. Mr. Lawrence is president of Sea Pines Company, Inc. and Sea Pines Real Estate Company, Inc., both companies being subsidiaries of Sea Pines Associates, Inc. Prior to joining Sea Pines Associates, Inc., Mr. Lawrence was a management consultant with Ernst & Young from 1969 through 1989 and was a partner in that firm from 1982 through 1989. Mr. Lawrence is a licensed real estate broker and a certified public accountant with a B.S. degree from Washington & Lee University and an M.B.A. degree from Emory University.

David S. Fraser, 63, became a director in March 2004, He served as Vice President- Chief Financial Officer of Crown Crafts, Inc, a NYSE listed company in the home textile industry with headquarters in Atlanta, Georgia, from 1998 until he retired in 2000. From 1994 until 1997, he was Chief Financial Officer and Treasurer of Chief Financial Officer of Graphic Industries, Inc., a public commercial printing company in Atlanta. From 1981 to 1994, he was president and a principal of Pawly Industries Corporation a private company involved in the manufacture and distribution of marine accessories. From 1977 until 1981, he was Vice-President and Treasurer of Fuqua Industries, Inc., a Fortune 500 company based in Atlanta, Georgia. From 1965 to 1977, he held a variety of positions, including Vice President, Corporate Banking, for Crocker National Bank, a national bank headquartered in Los Angeles, California. Mr. Fraser currently serves as a director for Delta Apparel, Inc., an AMEX listed company based in Duluth, Georgia that is in the active wear apparel industry, and serves as chairman of that company’s audit committee of the board of directors. Mr. Fraser earned a Bachelor of Science in Business Administration from the University of California, Los Angeles and served for four years in the Army Corps of Engineers, having graduated with distinction from the U.S. Army Engineer School.

Acting by unanimous written consent, on March, 26, 2004, our Board increased the number directors comprising the Board to five and appointed Mr. Fraser to become our fifth director. Under our bylaws, a director filling a newly created vacancy is to serve until the next annual meeting of the shareholders at which time he or she is to stand for election by the shareholders at that meeting. Mr. Fraser was suggested to the Governance and Nominating Committee as a nominee for director by Mr. T. Kitchin, our Chairman of the Board and Chief Executive Officer. His name was presented to Mr. Kitchin as a qualified candidate by a former partner at Ernst & Young. After review and evaluation of his qualifications to serve as a director, the Governance and Nominating Committee recommended him to our Board of Directors to fill the vacancy created by the increase in the size of our Board and then to stand for election at the 2004 Annual Meeting of Shareholders.

Directors Continuing in Office

Class I

(Term Expires 2006)

Robert D. Hisrich, Ph. D., 59, became a director in October 1993. Dr. Hisrich has held the A. Malachi Mixon III Chair in Entrepreneurial Studies and has been a professor at the Weatherford School of Management, Case Western Reserve University, Cleveland, Ohio, since September 1993. From 1985 until his appointment at Case Western Reserve University, Dr. Hisrich held the Bovaird Chair of Entrepreneurial Studies and Private Enterprise and was a Professor of Marketing and a Director of the Enterprise Development Center at The University of Tulsa, Tulsa, Oklahoma. Dr. Hisrich was a visiting professor at the Technical University of Vienna in Austria in 2001 and at the University of Ljubljana in Slovenia in 2000. In the spring of 1992, Dr. Hisrich was a Visiting Professor of Entrepreneurship Studies at the University of Limerick, Limerick, Ireland, and from 1990 through 1991, he was a Fulbright Professor and holder of the Alexander Hamilton Chair in Entrepreneurship at the Foundation for Small Enterprise Economic Development, Budapest, Hungary. In the spring of 1989, Dr. Hisrich was a Fulbright Professor at the International Management Center, Budapest, Hungary. In addition, since 1974 Dr. Hisrich has been director of H & B Associates, a marketing and management consulting firm and is a director of Xeta Tech Corporation, Noteworthy Corporation and NeoMed Technologies. He has also held a number of other academic positions and is widely published in the areas of marketing, management and entrepreneurship. Dr. Hisrich has a B.A. degree in English and science from DePauw University, an M.B.A. degree in marketing from the University of Cincinnati and a Ph.D. degree in business administration from the University of Cincinnati.

Thomas J. O’Haren, 70, became a director in June 1997. Mr. O’Haren was employed for 40 years in sales and marketing for Cigna Financial Advisors, Inc., a company engaged in the insurance business. From May 1992 through September 1998, Mr. O’Haren served that company both as a regional vice president and as a consultant. Since October 1998, Mr. O’Haren has been a management consultant to the financial services industry. Since 2002, Mr. O’Haren has been an agent for Prudential Financial, Inc. He is active in the insurance industry, including serving as a member of the board of trustees and as adjunct professor of leadership at The American College, the degree-granting college of the insurance industry, as a member of The American College Leadership Institute and as chairman of the board of trustees of the GAMA Foundation, a research foundation for the insurance industry. He is also a member of the board of trustees of Marist School. Mr. O’Haren has a B.S. degree in finance from Pennsylvania State University, received his Chartered Life Underwriter designation in 1966 and his designation as a Chartered Financial Consultant in 1983.

Class III

(Term to Expire 2005)

Thomas W. Kitchin, 62, is our Chief Executive Officer, a director and Chairman of the Board of Directors. He has been an officer and director of the Company since its incorporation in 1988. He served from 1977 until December 1986 as the President and Chairman of the Board of a public oil and gas company. Prior thereto, Mr. T. Kitchin was involved in the banking business for 16 years. Mr. T. Kitchin serves as a member of the board of directors of the Atlanta Symphony Orchestra, as a member of the board of trustees of Marist School, Northside Hospital Foundation, Southern Innkeepers Association and Jekyll Island Foundation. Mr. T. Kitchin is the designee of the previous owners of Kitchin Hospitality, LLC, which was acquired by us on January 2, 2004. Mr. T. Kitchin is the father of Craig R. Kitchin, our President and Chief Financial Officer.

Compensation of Directors

We pay each director other than Mr. T. Kitchin an annual fee of $10,000. Payment of the annual fee is not contingent upon attendance at board or committee meetings. We also pay $500 for Board of Directors or board committee meetings attended and for reimbursement of expenses incurred in attending board or committee meetings.

Under our Director Stock Option Plan (the “1995 Director Plan”), each director who is not otherwise an employee of the Company or an employee of any of our subsidiaries or affiliates is granted an option to purchase 25,000 shares of common stock upon his initial election as director. Dr. Hisrich and Mr. Lawrence, who were elected or appointed as directors prior to the adoption in 1995 of the 1995 Director Plan, each received options to purchase 25,000 shares of common stock upon the adoption of the 1995 Director Plan in exchange for their surrender and the cancellation of stock options previously granted to each of them under the 1993 Jameson Stock Incentive Plan. Options granted under the 1995 Director Plan vest immediately at the time of grant and have a per share exercise price equal to the fair market value of a share of common stock at the close of business on the last business day preceding the day of grant. The options granted to Dr. Hisrich and Mr. Lawrence have an exercise price of $7.25 per share. Mr. O’Haren received an option to purchase 25,000 shares of common stock on June 20, 1997, at an exercise price of $11.375. Mr. Fraser received an option to purchase 25,000 shares of common stock on March 26, 2004 at an exercise price of $2.65.

Under our 1997 Director Stock Option Plan (the “1997 Director Plan”), each of our directors who is serving as a director on the first business day following our annual meeting of shareholders and at such annual meeting was considered as a director who was continuing in office or was reelected as a director and is not otherwise an employee of the Company or an employee of any of our subsidiaries or affiliates is granted an option to purchase 5,000 shares of common stock as of the first business day following the annual meeting of our shareholders. Options granted under the 1997 Director Plan vest immediately at the time of grant and have a per share exercise price equal to the fair market value of a share of common stock at the close of business on the last business day preceding the day of grant. Options were granted to Dr. Hisrich, Mr. Lawrence and Mr. O’Haren in November 1997 when the 1997 Director Plan was adopted, with an exercise price of $11.625 per share. On May 8, 1999, June 19, 2000, July 2, 2001, July 1, 2002 and December 19, 2003, each of these directors received options to purchase 5,000 shares of common stock at exercise prices of $9.00, $7.00, $7.29, $3.55 and $2.41 per share, respectively.

Independence of Directors

Pursuant to Rule 4350(c) of The Nasdaq Stock Market’s listing standards, a majority of the our directors must be “independent directors” as that term is defined by Nasdaq Listing Standards Rule 4200(a)(15). The Board of Directors has affirmatively determined that each of Messrs. Lawrence, Fraser and O’Haren and Dr. Hisrich is an “independent director” and these directors constitute a majority of the Board of Directors. Mr. T. Kitchin, our Chairman of the Board and Chief Executive Officer, is not an independent director.

Meetings and Committees of the Board of Directors

During 2003, the Board of Directors held six meetings. In addition, the Board of Directors took action by unanimous written consent 18 times during 2003. No director attended fewer than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held during the period in which the respective director was a director during 2003, and (2) the total number of meetings held by all committees of the Board of Directors on which the respective director served. We have a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors.

We have a standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. During 2003, the Audit Committee was composed of Dr. Hisrich, Mr. Lawrence and Mr. O’Haren. Mr. Lawrence serves as Chairman of the Audit Committee. The Audit Committee, which met three times in 2003, annually considers the performance and independence of our independent auditor and makes recommendations to the Board of Directors on the engagement of the independent auditor. The Audit Committee also reviews (a) any transactions between the Company and its officers, directors and key employees, (b) the plans for and results of audits of the Company, (c) the adequacy of the Company’s system of internal accounting controls, and (d) major changes to the Company’s auditing and accounting principles and practices suggested by the independent auditor, internal auditor, if any, or management. The Audit Committee also reviewed the determinations under the Cost Reimbursement Agreement (see “Certain Relationships and Related Party Transactions—Cost Reimbursement Agreement,” below) as to the percentage of time each of our executive officers devoted to the Company’s business during the relevant period.

Audit Committee Financial Expert. The Board of Directors has determined that Mr. Lawrence is an “audit committee financial expert” for purposes of the SEC rules. The Board made a qualitative assessment of Mr. Lawrence’s level of knowledge and experience based on a number of factors including his formal education and experience as chief executive officer of a reporting company.

In 2003, the Compensation Committee was composed of Dr. Hisrich, and Messrs. Lawrence, O’Haren and Kitchin. Mr. Lawrence serves as Chairman of the Compensation Committee. The Compensation Committee did not meet in 2003. The Compensation Committee administers the Jameson 1993 Stock Incentive Plan, the Jameson 1996 Stock Incentive Plan and the Jameson 2003 Stock Incentive Plan.

On February 19, 2004, we established a Governance and Nominating Committee composed of Dr Hisrich, Mr. Lawrence and Mr. O’Haren. Under currently applicable rules, all members are “independent” as defined under Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market, Inc. Dr. Hisrich serves as Chairman of the Governance and Nominating Committee. The Governance and Nominating Committee determines the slate of director nominees, identifies and recommends candidates to fill vacancies occurring between annual meetings, and reviews, evaluates and recommends changes to our corporate governance policies and procedures. It operates under a written charter adopted by our Board and available on our website at jamesoninns.com. Information at our website is not and should not be considered a part of this proxy statement.

Our Governance and Nominating Committee will consider nominees recommended by other directors, employees and shareholders. Our Bylaws provide that nominations of candidates for election as directors may be made by or at the direction of the Board of Directors or by any shareholder who complies with the advance notice procedures set forth therein. These procedures require any shareholder who intends to make a nomination for director to deliver notice of such nomination to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting. The notice must contain all information specified by the Board of Directors. If the chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, the nomination will be disregarded.

Before recommending an incumbent, replacement or additional director, the Governance and Nominating Committee will review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors. The committee will also assess the candidate’s qualifications as an “independent director” under the current listing standards of The Nasdaq Stock Market, Inc.

Shareholder Communications with the Board of Directors

The Board of Directors has established a process to receive communications from shareholders. Shareholders may contact any member of the board by mail. To communicate with the Board of Directors, correspondence should be addressed to the Board member by name, c/o Corporate Secretary at 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1604.

While communications received as set forth above will generally be forwarded directly to the named Board member or members, these communications may be opened by our corporate secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

Attendance at Annual Meeting

We have informally encouraged our directors to attend the annual meeting of shareholders. However, we have had no formal policy in this regard. Three of our directors attended the 2003 annual meeting of shareholders.

Report of the Audit Committee

The Audit Committee of our Board of Directors is comprised of three directors who are not officers of the Company. Under currently applicable rules, all members are “independent” as defined under Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market, Inc. The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and performs other functions listed in the amended Charter of the Audit Committee adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In connection with its function to oversee and monitor our financial reporting process, the Audit Committee has done the following:

—	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003, with management;

—	discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards);

—	received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent accountants the independent accountants’ independence; and

—	based on the review and discussions referred to above, recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC.

Policy on Pre-Approval of Audit Services. The Audit Committee adopted a policy for the approval of services that can be provided by our independent auditors at management’s request without further review or approval by the Audit Committee. Except as permitted by this policy, any services to be provided by our independent auditors must be pre-approved by the Audit Committee. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee may delegate to one or more of the members of the Audit Committee the authority to pre-approve services performed by the independent auditors. A copy of the policy is attached to this proxy statement as Appendix C.

Report filed by:     Robert D. Hisrich, Ph. D             Michael E. Lawrence             Thomas J. O’Haren

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission or the SEC and to furnish us with a copy of each of these reports. SEC regulations impose specific due dates for these reports, and we are required to disclose in this proxy statement any failure to file by these dates during fiscal 2003.

To our knowledge, based solely on the review of the copies of these reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2003, all Section 16(a) filing requirements applicable to our executive officers, directors and more than 10% shareholders were complied with.

Executive Compensation

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and the named executive officers for services in all capacities to the Company during the fiscal years ended December 31, 2001, 2002 and 2003. No information is given as to any person for any fiscal year during which such person was not an executive officer of the Company.

Summary Compensation Table

						Long Term Compensation
		Annual Compensation(1)				Awards
Name and Principal Position	Year	Salary		Bonus		Restricted Stock Awards			All Other Compensation
Thomas W. Kitchin, Chairman and Chief Executive Officer(2)	2003 2002 2001	$ $ $	203,180 186,248 40,636	$ $	7,350 — 6,600	$	— — 140,000	(3)	$ $ $	7,019 6,659 76	(4) (5) (6)

Craig R. Kitchin, President and Chief Financial Officer(2)	2003 2002 2001	$ $ $	105,300 84,240 16,848	$ $	7,688 — 5,640	$	— — 70,000	(7)	$ $ $	545 674 155	(8) (9) (10)

William D. Walker, Vice President— Development	2003 2002 2001	$ $ $	114,400 114,400 114,400	$ $	8,250 — 30,000	$	— — 35,000	(11)	$ $ $	10,369 1,560 922	(12) (13) (14)

Steven A. Curlee, Vice President—Legal and Secretary(2)	2003 2002 2001	$ $ $	88,400 62,400 12,480	$ $	7,013 — 3,600	$	— — 35,000	(15)	$ $ $	601 802 99	(16) (17) (18)

Martin D. Brew, Treasurer, Chief Accounting Officer(2)	2003 2002 2001	$ $ $	103,500 80,500 13,800	$ $	7,425 — 3,600	$	— — 175,000	(19)	$ $ $	611 681 90	(20) (21) (22)

(1)	Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.
(2)	These persons held positions with Kitchin Hospitality, as well as with the Company, and received compensation from such entity. The amount set forth in the table represents an allocation to the Company by Kitchin Hospitality of the total compensation from both entities based on the estimated time spent by this person related to the Company. Compensation which this person received from Kitchin Hospitality is not reported in the table.
(3)	Represents the closing price of shares of common stock on The Nasdaq National Market on the date of grant for 20,000 shares of restricted common stock granted in 2001 under the 1993 Stock Incentive Plan. These shares vest over a 10 year period with no vesting until the third anniversary of the grant, at which time the grants will be 30% vested and on each succeeding anniversary an additional 10% will vest. The total number of Mr. Tom Kitchin’s restricted stock holdings as of December 31, 2003 is 168,459. The value of these restricted stock holdings on December 31, 2003 was $395,879. Common stock dividends have been paid on the restricted stock; however, we anticipate that we will no longer pay dividends on our common stock, at least for the foreseeable future.
(4)	Includes a term life insurance premium of $6,299 and a 401(k) Company match of $720.

(5)	Includes a term life insurance premium of $5,774, a 401(k) Company match of $61 and payment for a tender of incentive stock options in the amount of $824.
(6)	Includes a 401(k) Company match of $76.
(7)	Represents the closing price of shares of common stock on the Nasdaq National Market on the date of grant for 10,000 shares of restricted common stock granted in 2001 under the 1993 Stock Incentive Plan. These shares vest over a 10 year period with no vesting until the third anniversary of the grant, at which time the grants will be 30% vested and on each succeeding anniversary an additional 10% will vest. The total number of Mr. Craig Kitchin’s restricted stock holdings as of December 31, 2003 is 93,134 shares. The value of these restricted stock holdings on December 31, 2003 was $218,865. Common stock dividends have been paid on the restricted stock; however, we anticipate that we will no longer pay dividends on our common stock, at least for the foreseeable future.
(8)	Includes a term life insurance premium of $214 and a 401(k) Company match of $331.
(9)	Includes a term life insurance premium of $171, a 401(k) Company match of $323 and payment for a tender of incentive stock options in the amount of $180.
(10)	Includes a term life insurance premium of $34 and a 401(k) Company match of $121.
(11)	Represents the closing price of shares of common stock on the Nasdaq National Market on the date of grant for 5,000 shares of restricted common stock granted in 2001 under the 1993 Stock Incentive Plan. These shares vest over a 10 year period with no vesting until the third anniversary of the grant, at which time the grants will be 30% vested and on each succeeding anniversary an additional 10% will vest. The total number of Mr. Walker’s restricted stock holdings as of December 31, 2003 was 63,364 and the value of these restricted stock holdings on that date was $148,905. Common stock dividends have been paid on the restricted stock; however, we anticipate that we will no longer pay dividends on our common stock, at least for the foreseeable future.
(12)	Includes $10,000 for moving expenses and a term life insurance premium of $369.
(13)	Includes a term life insurance premium of $369, a 401(k) Company match of $441 and payment for a tender of incentive stock options in the amount of $750.
(14)	Includes a term life insurance premium of $327 and a 401(k) Company match of $595.
(15)	Represents the closing price of shares of common stock on the Nasdaq National Market on the date of grant for 5,000 shares of restricted common stock granted in 2001 under the 1993 Stock Incentive Plan. These shares vest over a 10 year period with no vesting until the third anniversary of the grant, at which time the grants will be 30% vested and on each succeeding anniversary an additional 10% will vest. The total number of Mr. Curlee’s restricted stock holdings as of December 31, 2003 was 58,750 and the value of these restricted stock holdings on that date was $138,063. Common stock dividends have been paid on the restricted stock; however, we anticipate that we will no longer pay dividends on our common stock, at least for the foreseeable future.
(16)	Includes a term life insurance premium of $311, and a 401(k) Company match of $290.
(17)	Includes a term life insurance premium of $220, a 401(k) Company match of $229 and payment for a tender of incentive stock options in the amount of $353.
(18)	Includes a term life insurance premium of $44 and a 401(k) Company match of $55.
(19)

Represents the closing price of shares of common stock on the Nasdaq National Market on the date of grant for 25,000 shares of restricted common stock granted in 2001 under the 1993 Stock Incentive Plan. These shares vest over a 10 year period with no vesting until the third anniversary of the grant, at which time the grants will be 30% vested and on each succeeding anniversary an additional 10% will vest. The total number of Mr. Brew’s restricted stock holdings as of December 31, 2003 was 25,000 and the value of these restricted stock holdings on that date was $58,750. Common stock dividends have been paid on the restricted stock; however, we anticipate that we will no longer pay dividends on our common stock, at least for the foreseeable future.

(20)	Includes a term life insurance premium of $378 and 401(k) Company match of $233.
(21)	Includes a term life insurance premium of $294, 401(k) Company match of $282 and payment for a tender of incentive stock options in the amount of $105.
(22)	Includes a 401(k) Company match of $90.

Aggregated Option Exercises in Last Fiscal Year;

Fiscal Year-End Values of Options

The named executive officers did not exercise any options during 2003. The following table sets forth the values of all options held by the named executive officers as of December 31, 2003.

Name	Number of Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-money Options at Fiscal Year-End
	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas W. Kitchin	16,000	24,000	$0	$0
Craig R. Kitchin	12,000	18,000	$0	$0
William D. Walker	10,000	15,000	$0	$0
Steven A. Curlee	10,000	15,000	$0	$0
Martin D. Brew	10,000	15,000	$0	$0

Employment Agreements

On February 19, 2004, we entered into employment agreements with Thomas W. Kitchin, Craig R. Kitchin, William D. Walker, Steven A. Curlee, Martin D. Brew and Gregory D. Winey. For 2003 and prior years, our employment agreements provided that the executive officer’s base salary payable by us was the base salary multiplied by the percentage that the time he devoted to the business of Jameson bore to the time he devoted to the business and affairs of Jameson, the various Inns owned by us and Kitchin Hospitality. In 2004, we eliminated this provision in light of the recent acquisition of Kitchin Hospitality by us. The agreements may be terminated at will by the employee or by us, subject to early termination provisions which may require us to pay certain benefit described below. All of the named executive officers are eligible under the employment agreements to participate in incentive, profit sharing, savings, retirement and welfare benefit plans, and are entitled to expense reimbursement and other fringe benefits.

If Mr. T. Kitchin’s employment is terminated by us without cause or by him for good reason during the term of the agreement, Mr. T. Kitchin is entitled to two times his annual base salary then in effect and the average of his annual bonuses for the two preceding fiscal years. Upon termination by us without cause or by the named executive officer for good reason, eligible to Messrs. Walker, Curlee, Brew and Winey will be entitled to receive payment on a monthly basis for a twelve-month period and Mr. Craig Kitchin is entitled to receive payment on a monthly basis for an 18-month period, in an amount equal to one-twelfth of such named executive’s annual base salary then in effect and one-twelfth of the average of his annual bonuses for the two preceding fiscal years. In addition, upon termination as described above, Mr. T. Kitchin and all of the other named executive officers will be entitled to (a) the vesting of all restricted stock and options to purchase our common stock; (b) certain welfare benefits for two years for Mr. T. Kitchin, for 18 months for Mr. C. Kitchin, and for 12 months for the other named executive officers; and (c) any other benefits he is entitled to be paid, provided or is otherwise eligible to receive under any plan, program, policy contract or agreement.

Each employment agreement provides that in the event the severance payments and other compensation provided for under the agreement become subject to the excess parachute payment excise tax under the Internal Revenue Code of 1986, as amended, we will pay to the named executive officer an additional amount such that the net amount retained by him after deduction of the excise tax and any federal, state or local taxes will equal the total benefits or amounts he would otherwise be entitled to under the employment agreement. Each employment agreement also provides that we will require any successor to all or substantially all of the business and/or assets of Jameson to assume and perform the employment agreement in the same manner that we would be required to perform.

Each employment agreement provides that we will indemnify the named executive officer in the event he was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of Jameson, arising out of the performance of his duties or by reason of the fact that he is or was an officer, employee or agent of Jameson if he acted in good faith and in a manner he reasonably believed to be in the best interests of Jameson, and with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

Report on Executive Compensation

The Compensation Committee did not meet during 2003. There were no salary increases in the compensation of any of our executive officers in 2002 or 2003, nor were there any increases in their salary paid by Kitchin Hospitality during that year. Prior to 2004, bonuses were awarded by Kitchin Hospitality. The bonuses awarded for 2003 were approved by our Compensation Committees on February 19, 2004. The percentages of these salaries and bonuses paid by us and Kitchin Hospitality varied depending upon the percentage of the time such executive devoted to the affairs and business of us and Kitchin Hospitality under the cost reimbursement agreement. All decisions regarding the compensation of executive officers were in practice made by Mr. T. Kitchin, our Chief Executive Officer, Chairman of the Board and a director.

This report is made by Dr. Robert D. Hisrich, Michael E. Lawrence and Thomas J. O’Haren who constituted the Compensation Committee during 2003.

Compensation Committee Interlocks and Insider Participation

As noted above under “Report on Executive Compensation,” Thomas W. Kitchin, our Chief Executive Officer, Chairman of the Board and a director, made recommendations to the Compensation Committee regarding stock option awards to executives and other key employees under the 1993 Plan and the 2003 Stock Incentive Plan. All other decisions regarding the compensation of executive officers were determined in practice during 2003 by Mr. T. Kitchin.

During 2003, there were no compensation committee interlocks or insider (employee) participation in compensation decisions other than Mr. T. Kitchin’s involvement described above.

Shareholder Return Performance Graph

Our common stock was first registered under the Securities Exchange Act of 1934 and was listed for trading on the Nasdaq National Market on January 27, 1994. The following graph compares the percentage change in the cumulative total shareholder return on our common stock during the five year period which commenced December 31, 1998, and ended December 31, 2003, with the cumulative total return on the Nasdaq Market—U.S. Index and the SNL Hotel REIT Index.

*	All information provided in the graph above: (i) has been gathered by SNL Securities L.C. (“SNL”) from sources believed by SNL to be reliable and (ii) is believed by SNL to be true and accurate in both form and content. However, although SNL makes every effort to ensure data accuracy, SNL does not guarantee or warrant the correctness, completeness, currentness, merchantability or fitness for a particular purpose of the information supplied. SNL shall not be liable for any loss or injury arising out of or caused, in whole or in part, directly or indirectly, by SNL’s accidental acts or omissions in procuring, compiling, collecting, interpreting, reporting, communicating, or delivering said information. The graph was prepared by SNL at the special request of Jameson Inns, Inc. and for its own purposes.

The above performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Certain Relationships and Related Transactions

Acquisition of Kitchin Hospitality. On January 2, 2004, we completed the acquisition of Kitchin Hospitality, LLC pursuant to a Membership Interest Purchase Agreement dated September 10, 2003 that we entered into with Thomas W. Kitchin, our chairman and chief executive officer, and members of his family including Craig Kitchin, our president and chief financial officer, who were the 100% owners of Kitchin Hospitality. As the consideration for Kitchin Hospitality, we issued 2,185,430 shares of our common stock and paid cash in the amount of $1.3 million. Subsequently, the previous owners of Kitchin Hospitality returned 32,064 shares based on the working capital target in the Membership Interest Purchase Agreement. Kitchin Hospitality is now our wholly owned subsidiary.

We will now operate all of our hotel properties. Kitchin Hospitality has historically paid the salaries of our employees and many of our other general and administrative expenses and we have reimbursed it for our share of those expenses. We terminated the cost reimbursement agreement and capital improvements agreement effective January 1, 2004. We will continue to manage two hotel properties that Kitchin Hospitality has been operating for third parties. We also will continue to receive licensing fees from the owners of eight inns that are operated as Jameson Inns. All of our current licensees bought their Jameson Inns from us.

Our acquisition of Kitchin Hospitality has eliminated the financial conflicts of interest that previously existed due to the ownership of Kitchin Hospitality by Thomas Kitchin and his family. Mr. Kitchin and his family will no longer realize any financial benefits from the operations of Kitchin Hospitality that are separate from their ownership interest in our capital stock.

Kitchin Hospitality had two subsidiaries that are engaged in the construction business. Kitchin Hospitality developed all of our new Jameson Inns opened since 1988 and built all of our expansions and performed all of the renovations on our Inns. On December 31, 2003, prior to our acquisition of Kitchin Hospitality, these construction subsidiaries were spun off from Kitchin Hospitality and transferred to its previous owners. Since the closing, we have not engaged, and our current intention is that we will not engage in the future, any businesses owned or controlled by the Kitchin family to provide to us any services or products.

The Leases. We previously leased all of our Inns to Kitchin Hospitality under master leases. The master leases covered our Jameson Inns (collectively, the “Jameson Lease”). The Jameson Lease provided for payment of base rent and, if required based on the formula set forth under the Jameson Lease, percentage rent. The Jameson Lease required us to pay real and personal property taxes, general liability and casualty insurance premiums, the cost of maintaining structural elements, including underground utilities, and the cost of refurbishment of the Jameson Inns. Kitchin Hospitality was required to pay liability insurance premiums, utility costs and all other costs and expenses incurred in the operation of the Jameson Inns. The Leases covering our Signature Inns (collectively, the “Signature Lease”) were substantially the same as the Jameson Lease except for the rental calculation. In 2003, total rent, including both base rent and percentage rent charged to Kitchin Hospitality by us under the all master leases totaled $41.4 million.

Kitchin Hospitality operated the Inns and paid us under the terms of the master leases because, as a REIT, we were unable to operate our own properties. Prior to January 1, 2004, Kitchin Hospitality was owned 100% by Thomas W. Kitchin, our Chief Executive Officer, Chairman of the Board and director, and members of his family. Effective January 1, 2004, we acquired Kitchin Hospitality and terminated our status as a REIT. We now receive the full benefits of profits that may be realized from the operation of the Inns.

Turnkey Construction Contracts. Until January 2, 2004, all new Jameson Inns and expansions of existing Inns were constructed by Kitchin Hospitality or by its predecessor companies on a turnkey basis pursuant to construction agreements with us. Kitchin Hospitality also performed all of the construction work for renovations of existing Inns. We paid Kitchin Hospitality an aggregate of approximately $235,000 for expansion of one Inn during the year ended December 31, 2003. Under the construction agreements, if the contract price for a new Inn or group of Inns or an Inn expansion exceeded Kitchin Hospitality’s costs plus 10%, Kitchin Hospitality was required to refund the excess amount to us. The contract price and the other terms of each construction agreement submitted by Kitchin Hospitality were subject to approval by our independent directors.

Capital Improvement Contract. Prior to January 2, 2004, we were a party to a contract with Kitchin Hospitality to refurbish several of our hotels and provide capital improvement services for several of our hotels. During 2003, we paid Kitchin Hospitality a total of $3.9 million for these refurbishments and capital improvement services.

Cost Reimbursement Agreement. Prior to our acquisition of Kitchin Hospitality, our officers and employees were also employees of Kitchin Hospitality. Rather than duplicate payroll and certain other administrative functions, we were a party to a Cost Reimbursement Agreement with Kitchin Hospitality which provided that we would reimburse Kitchin Hospitality, on an actual cost basis, for the employee compensation and overhead costs attributable to us. Our officers and employees received their salaries, hourly wages and fringe benefits entirely from Kitchin Hospitality, which also paid our office overhead and other general and administrative costs. Under the Cost Reimbursement Agreement, we determined for each officer and employee the amount that we would pay in salary and benefits if such person devoted 100% of his or her time to our business. Kitchin Hospitality then determined, subject to our review, the actual percentage of the person’s time devoted to our business and applied that percentage to our established compensation amount. The resulting figure was the amount we reimbursed Kitchin Hospitality with respect to officer or employee compensation. Office overhead and other general and administrative costs were also allocated to and borne by us based primarily on the amount of time spent by these officers and employees on our business. In 2003, these allocations of salary, office overhead and other general and administrative costs to us totaled approximately $2.8 million. Since we have acquired Kitchin Hospitality, the Cost Reimbursement Agreement is effectively terminated.

Shareholder Litigation

Our directors are defendants in the case captioned Tammy Newman v. Jameson Inns, Inc. et al., Case No. 03-CV-10865-6, Superior Court, DeKalb County, Georgia, which is a shareholder lawsuit seeking class action status and derivative status for claims based on our acquisition of Kitchin Hospitality. Plaintiff has also named Jameson Inns, Inc. as a nominal defendant. This case was settled by agreement of the parties for certain non-monetary actions we have agreed to take and a payment to the plaintiff’s attorneys for their legal fees in an amount to be approved by the court, not to exceed $175,000. We will also be required to pay costs of providing notice of the settlement to our shareholders, which are estimated to be approximately $25,000. We have incurred legal fees on behalf of both the company and our directors (as required under our indemnification agreements with those directors). We may incur additional fees as the case is still pending court approval. Our directors and officers liability insurance carrier has agreed to reimburse us for 50% of the costs of settling this case, not to exceed $100,000.

Code of Ethics

Our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller are required to abide by our Code of Ethics for CEO and Senior Financial Officers. This Code of Ethics was designed to deter wrongdoing and to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of the Code of Ethics to an appropriate person, and (5) accountability for adherence to the Code of Ethics.

Our officers and employees are required to abide by our Ethics and Standards of Business Conduct. The full texts of both the Codes of Ethics for CEO and Senior Financial Officers and the Ethics and Standards of Business Conduct are published on our website, at www.jamesoninns.com. We intend to disclose future amendments to, or waivers from, certain provisions of these ethical policies and standards for officers and directors on our Website within five business days following the date of such amendment or waiver.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT OF OUR ARTICLES OF INCORPORATION

TO INCREASE AUTHORIZED COMMON STOCK

Overview

We currently have authorized 40,000,000 shares of common stock, par value $.10 per share. We have 14,075,869 shares issued and outstanding, 1,633,330 shares reserved for issuance in connection with outstanding stock options and 2,282,813 shares reserved for conversion of our $1.70 Series S Cumulative Convertible Preferred Stock into common stock. At the annual meeting, our board of directors will ask shareholders to approve an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 40,000,000 to 100,000,000 shares. A copy of the proposed amendment to our amended and restated articles of incorporation, reflecting the proposed amendment, is attached as Appendix A.

Reasons for the Proposal

The board of directors believes that the proposed increase in the authorized number of shares of common stock is necessary to provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. The immediate purpose of the amendment to increase the number of shares of authorized common stock is to make available a sufficient number of shares to permit the company further latitude to negotiate and arrange larger scale funding initiatives under consideration. The additional shares of common stock would also be available for issuance from time to time and for such purposes as the board of directors may deem advisable without further action by the shareholders, except as may be required by applicable laws or regulations. Our board believes that it is important to have additional authorized capital available in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide greater flexibility in our future capital raising and business acquisitions.

Certain Effects of the Proposed Amendment

The proposal to increase the authorized capital stock will affect the rights of existing holders of common stock to the extent that future issuances of common stock will reduce each existing stockholder’s proportionate ownership.

The holders of our common stock are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of common stock might dilute, under certain circumstances, the ownership and voting rights of shareholders. Although not a factor in the decision by the board of directors to increase our authorized capital stock, one of the effects of such increase may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of Jameson by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of present management. The board of directors would have additional shares of common stock available to effect, unless prohibited by the regulations of Nasdaq, applicable law or other agreements or restrictions (including restrictions pursuant to the terms of our preferred stock), a sale of shares (either in public or private transactions), merger, consolidation or similar transaction in which the number of our outstanding shares would be increased and would thereby dilute the interest of a party attempting to obtain control of us.

DESCRIPTION OF OUR COMMON STOCK

Authorized Capital

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. On April 1, 2004, there were 14,075,869 shares of our common stock outstanding, 1,272,727 shares outstanding of our 9.25% Series A Cumulative Preferred Stock and 2,191,500 shares outstanding of our $1.70 Series S Cumulative Convertible Preferred Stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Holders of our common stock exclusively possess all voting power, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of Jameson preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series. Our articles of incorporation do not provide for cumulative voting for directors.

Subject to any preferential rights of any outstanding series of our preferred stock, holders of our common stock are entitled to such distributions as may be declared from time to time by our Board of Directors from funds available for distributions. Upon liquidation, holders of our common stock are entitled to receive pro rata all or our assets available for distribution to our shareholders, subject to any preferential rights of our preferred shareholders. All shares of our common stock issued in the acquisition will be fully paid and nonassessable and the holders of that stock will not have preemptive rights to purchase additional shares.

The holders of outstanding shares of our common stock and preferred stock are subject to restrictions on ownership and transfer described under “Proposal No. 3—Approval of Amendment of our Articles of Incorporation to Eliminate Stock Ownership Restrictions” below. If the proposed amendment to our articles of incorporation described under Proposal No. 3 is approved, these restrictions will be eliminated.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT OF OUR ARTICLES OF INCORPORATION

TO ELIMINATE STOCK OWNERSHIP RESTRICTIONS

Effective January 1, 2004, we relinquished our status as a REIT under the Internal Revenue Code. Our Articles of Incorporation currently in effect have certain ownership limitations that were applicable to a REIT. In order to qualify as a REIT, not more than 50% in value of each class of our outstanding stock could have been owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to also include certain entities, which differs from the definition of beneficial ownership as defined in the rules and regulations of the SEC) during the last half of a taxable year, and each class of our stock must have been beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, certain percentages of our gross income must have been from particular activities. Our articles of incorporation currently restrict the ownership, acquisition and transfer of shares of each class and each series of our outstanding capital stock (the “Ownership Limitation”) required for a REIT.

The Ownership Limitation applies to our common stock, Series A Preferred Stock and Series S Preferred Stock, each as a separate class or series, and, for common stock and Series A Preferred Stock, subject to certain exceptions specified in the articles of incorporation, Mr. T. Kitchin cannot own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than that number of shares which is equal to 20.75% of the relevant outstanding class or series of stock or the Related Party Limit (as defined below), American Real Estate Company Ltd. cannot own directly or indirectly, more than 9% of the relevant outstanding class or series of stock and no other shareholder may own, or similarly be deemed to own, more than 6.75% of the relevant outstanding class or series of stock. For the Series S Preferred Stock, the Ownership Limitation provides that no shareholder may own more than 11.3% of the outstanding shares; provided, however, that the total shares of all classes and series of our capital stock owned by any person may not exceed 9.9% of all of our outstanding capital stock. Due to the acquisition of Kitchin Hospitality, and the issuance of our stock as consideration for Kitchin Hospitality, Mr. T. Kitchin and members of his family own approximately 19.9% of our outstanding common stock and 16.4% of our outstanding capital stock (as calculated pursuant to the Internal Revenue Code).

In addition, since rent from any tenant 10% of which is owned, directly or constructively, by us, including an owner of 10% or more of us, was not qualifying rent for purposes of the gross income tests under the Internal Revenue Code, the articles of incorporation include an additional ownership restriction referred to as the “Related Party Limit.” The Related Party Limit provides that any shareholder who owns, or is deemed to own by virtue of the attribution provisions of the Internal Revenue Code (which differ from the attribution provisions applied to the Ownership Limitation), in excess of a 9.9% interest or voting power in the capital stock, net assets or profits of an entity from whom we derive gross income cannot own more than 9.9% of the relevant outstanding class or series of stock. Under this provision, Mr. T. Kitchin, previously sole owner with his spouse and family members of Kitchin Hospitality, is precluded from owning or acquiring more than 9.9% of the relevant outstanding class or series of stock.

Since our status as a REIT has been relinquished, none of the stock ownership requirements and restrictions now contained in our articles of incorporation are needed. Consequently, our Board of Directors has approved an amendment to our articles to remove all of these provisions to the extent they are applicable to shares of our common stock and has recommended that the shareholders approve these amendments. A copy of the proposed amendment to our amended and restated articles of incorporation, reflecting the proposed amendments, is attached as Appendix B.

Under the shareholders agreement between Jameson and members of the Kitchin family dated January 2, 2004, members of the Kitchin family may not acquire through December 31, 2008 (unless approved by our independent directors), additional equity securities (as defined below), if it would increase their ownership percentage beyond what it was upon closing of the acquisition of Kitchin Hospitality, or 17.5%.

“Equity Securities” means our common stock, our securities convertible into common stock, and options, rights, warrants and similar securities.

The proposed amendment to our articles of incorporation does not remove the Ownership Limitation or the Related Party Limit as they apply to the holders of our preferred stock. Under Georgia law, these amendments would require approval of the holders of a majority of the outstanding shares of each series of preferred stock (who normally have no voting rights). Solicitation of proxies from holders of our preferred stock would entail substantial additional expense and effort. We believe that not eliminating these provisions will have no adverse effect on holders of our preferred stock so we have decided not to incur this additional expense and effort.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of outstanding common stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Since an affirmative vote of a majority of all shares of common stock outstanding is required for approval, abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

The Board of Directors unanimously recommends a vote “FOR” approval of these proposed amendments to our articles of incorporation.

If approved by the shareholders, the proposed amendments will become effective upon the filing of Amended and Restated Articles of Incorporation with the Secretary of State of Georgia in the form of Appendix B, which will occur as soon as reasonably practicable. No changes will be made in the respective rights and privileges pertaining to the outstanding shares of common or preferred stock. At any time before the effective date of the amendment, even after approval of the amendment by shareholders, the Board of Directors may abandon the proposed amendment without further action by the shareholders.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Upon the recommendation of the Jameson Audit Committee, the Jameson Board of Directors has appointed Ernst & Young LLP as independent auditors of Jameson for the fiscal year ending December 31, 2004. Ernst & Young LLP have been our independent auditors since Jameson’s inception in 1988. A proposal will be presented at the Annual Meeting asking the shareholders to ratify the appointment of Ernst & Young LLP as Jameson’s independent auditor. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

This proposal will be approved if the number of votes cast for the proposal at the annual meeting exceeds the number of votes cast against the proposal. The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as independent auditors for 2004.

A representative of Ernst & Young LLP is expected to be present at the annual meeting and therefore is expected to be available to respond to appropriate questions. If a representative of Ernst & Young LLP is present at the meeting, he or she will be given the opportunity to make a statement, if he or she desires to do so, and respond to appropriate questions.

The following table sets forth the estimated aggregate fees billed to us for the fiscal years ended December 31, 2003 and 2002 by our principal accounting firm, Ernst & Young LLP.

	2003		2002
Audit Fees(1)		$203,724	$194,050
Audit-Related Fees(2)		$173,344	—
Tax Fees(3)		$133,046	$63,716
All Other Fees	$		—

Total		$510,114	$257,766

(1)	The Audit Fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements.
(2)	The Audit-Related Fees represent fees for professional services provided in connection with the audit related to special issues with respect to our acquisition of Kitchin Hospitality and the required disclosures.
(3)	The Tax Fees principally included tax compliance fees and tax advice and tax planning fees related to the acquisition of Kitchin Hospitality and relinquishing our status as a REIT.

The Audit Committee pre-approved all audit fees, audit-related fees, tax fees and all other fees.

Attached as Appendix C is a statement of the Audit Committee’s Policy for Pre-Approval of Audit Services. The Audit Committee approved 100 percent of the services for Audit-Related Fees, Tax Fees and All Other Fees for the year ended December 31, 2003.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of outstanding common stock present at the meeting, either in person or by proxy, and voting is required for approval of this proposal. Abstentions and “broker non-votes” will be counted as present for purposes of determining if a quorum is present but will not be counted as votes cast. Consequently, abstentions and “broker non-votes” will not have any effect on the outcome of the vote on this proposal.

The Board of Directors unanimously recommends a vote “FOR” approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2005 annual meeting and to be included in our proxy statement must be received in writing and addressed to Steven A. Curlee, Secretary, Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1604, no later than January 3, 2005.

However, a shareholder who otherwise intends to present business at the 2005 annual meeting of shareholders, including nominations of persons to our Board of Directors, must also comply with the requirements set forth in our bylaws. The bylaws state, among other things, that to bring business before an annual meeting or to nominate a person for our Board of Directors, a shareholder must give written notice that complies with the bylaws to the Secretary not less than 60 days nor more than 90 days in advance of the anniversary date of the immediately preceding annual meeting. Thus, a notice of a shareholder proposal or nomination for the 2005 annual meeting of shareholders, submitted other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will be deemed untimely if given before March 6, 2005 or after April 5, 2005. As to any such proposals of which notice is timely received, the proxies named in management’s proxy for that meeting may exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter to the extent permitted under Rule 14a-4(c)(2) of the Securities Exchange Act of 1934, as amended. If for some reason a proposal is not timely received but is still presented at the meeting, the person named in management’s proxy will be entitled to exercise their discretionary authority in voting on the proposal.

We carefully consider all proposals and suggestions of shareholders. If a proposal is clearly in the best interest of the Company and our shareholders, we will implement it without including it in the proxy statement, unless shareholder vote is required by law.

OTHER MATTERS

The Board of Directors does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors,

/s/ Steven A. Curlee

Steven A. Curlee, Secretary

APPENDIX A

ARTICLES OF AMENDMENT

OF

JAMESON INNS, INC.

In accordance with Section 14-2-1006 of the Georgia Business Corporation Code, Jameson Inns, Inc. (the “Corporation”), hereby delivers these Articles of Amendment to the Secretary of State for filing.

I.

The name of the Corporation is Jameson Inns, Inc.

II.

The first paragraph of Article IV of the Amended Articles of Incorporation of the Corporation shall be amended to increase the number of shares of authorized common stock as follows:

Authorized Capital Stock

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 110,000,000, consisting of 100,000,000 shares of common stock, par value $.10 per share (the “Common Stock”) and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”).

III.

The amendment set forth in Section II of these Articles of Amendment was duly approved by the shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on the              day of                     , 2004.

JAMESON INNS, INC.

By:

Steven A. Curlee, Secretary and Vice President–Legal

APPENDIX B

ARTICLES OF AMENDMENT

OF

JAMESON INNS, INC.

In accordance with Section 14-2-1006 of the Georgia Business Corporation Code, Jameson Inns, Inc. (the “Corporation”), hereby delivers these Articles of Amendment to the Secretary of State for filing.

I.

The name of the Corporation is Jameson Inns, Inc.

II.

The Amended Articles of Incorporation of the Corporation shall be amended as follows:

A.	Article IV Section C paragraph 4 is deleted in its entirety.

B.	Article IV Section C paragraph 5 is deleted in its entirety.

C.	Article IV Section C paragraph 6 is deleted in its entirety.

D.	Article IV Section D is deleted in its entirety.

E.	Article IV Section E is deleted in its entirety.

F.	Article IV Section F is renumbered to Section D.

G.	Article IV Section G is renumbered to Section E.

III.

The amendments set forth in Section II of these Articles of Amendment were duly approved by the shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on the              day of                     , 2004.

JAMESON INNS, INC.

By:

Steven A. Curlee, Secretary and Vice President–Legal

2

APPENDIX C

Jameson Inns, Inc.

Audit Committee Pre-Approval Policy

For Audit and Non-Audit Services

February 19, 2004

I. Statement of Principles

The Audit Committee is required to pre-approve the audit and non-audit services performed by Jameson Inns, Inc.’s (the “Company”) independent certified public accountants in order to assure that the provision of such services do not impair the accountant’s independence. Unless a type of service to be provided by the independent certified public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

The appendices to this Policy describe the Audit, Audit-Related, Tax, and All Other Services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent certified public accountants without obtaining specific pre-approval from the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent certified public accountants to management.

II. Delegation

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. We have approved the audit services related to the audit for the year ended December 31, 2003 based on the engagement letter dated July 10, 2003. The base fee for the 2003 audit is $125,000 plus expenses as noted in the engagement letter. Additionally, we hereby approve the Company’s payment of remaining amounts to be paid in 2004 related to the completion of the audit of Kitchin Hospitality LLC for the year ended December 31, 2003. Management of Kitchin Hospitality LLC approved the engagement letter dated July 10, 2003. Approximately $60,000 of the base fee of $80,000 and related expenses were unpaid as of December 31, 2003; the audit committee approves the completion of these audit services and payment of these remaining fees by the Company.

Audit services include the annual financial statement audit and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. This includes any additional procedures or overrun matters necessary in order to complete the audit; we approve any fees related to such matters. The Audit Committee will approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, the Company structure, or other matters.

In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent certified public accountants reasonably can provide. The Audit Committee has pre-approved the audit services listed in Appendix A. All other audit services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV. Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent certified public accountants. The Audit Committee believes that the provisions of audit-related services does not impair the independence of the accountants and is consistent with the SEC’s rules on auditor independence, and has pre-approved the audit-related services listed in Appendix B. All other audit-related services not listed in Appendix B must be specifically pre-approved by the Audit Committee.

V. Tax Services

The Audit Committee believes that the independent certified public accountants can provide Tax services to the Company such as tax compliance, tax planning, and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with management or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee has pre-approved the Tax Services listed in Appendix C. All Tax services involving large and complex transactions not listed in Appendix C must be specifically pre-approved by the Audit Committee, including tax services proposed to be provided by the independent auditor to any executive or director of the Company, in his or her individual capacity, where such actions are paid for by the Company.

VI. All Other Services

Permissible All Other Services must be specifically pre-approved by the Audit Committee. A list of the SEC’s prohibited non-audit services is attached to this policy as Appendix D.

VII. Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditors will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated Steve Curlee, General Counsel, to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. Mr. Curlee will report to the Audit Committee on a periodic basis on the results of its monitoring. Both Mr. Curlee and management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of Mr. Curlee or any member of management.

IX. Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1, and discussing with the independent auditor its methods and procedures for ensuring independence.

Appendix A

Pre-Approval Audit Services for Fiscal Year 2004 (January 1 – December 31, 2004)

Date: February 19, 2004

Services	Fees

Services associated with SEC registration statement, periodic reports, and other documents filed with the SEC, or other documents issued in connection with securities offering (e.g. comfort letters, consents), and assistance in responding to SEC comment letters	Not to exceed $100,000 per occurrence

Attestation of management reports on internal controls pursuant to Sarbanes – Oxley Section 404, when applicable	To be determined and presented to the audit committee under separate engagement letter

Consultation by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard setting bodies	Not to exceed $25,000 per consultation

Appendix B

Pre-Approval Audit-Related Services for Fiscal Year 2004 (January 1 – December 31, 2004)

Date: February 19, 2004

Service	Fees

Due diligence services pertaining to potential business acquisitions/dispositions	Not to exceed $100,000 per occurrence

Financial statement audits of employee benefit plans for the year ended December 31, 2003	Not to exceed $25,000 per audit

Other attest services not required by statute or regulation (e.g. agreed-upon procedures)	Not to exceed $25,000 per occurrence

General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act	Not to exceed $75,000 for fiscal 2004

Provision of EY Online Electronic Database Services (including Global Accounting & Auditing Tool (GAAIT))	Not to exceed $10,000 per year

Appendix C

Pre-Approved Tax Services for Fiscal Year 2004 (January 1 – December 31, 2004)

Date: February 19, 2004

Service	Fees

U.S. federal, state, and local tax planning advice	Federal: Not to exceed $100,000 for the year State, and Local: Not to exceed $100,000 for the year

U.S. federal, state, and local tax compliance	Not to exceed $175,000 for the year for amounts to be billed in fiscal 2004 (related to 2003 and 2004 returns)

Assistance with tax audits and appeals before the IRS and similar state, local, and foreign agencies	Not to exceed $50,000 for the year

Federal, state, and local tax matters related to due diligence	Not to exceed $150,000 for the year

Individual tax, personal financial counseling services, and corporate financial services rendered to the Company’s officers and companies owned or managed by them, with officers defined by Section 16b of the Securities Exchange Act	Amounts to be negotiated between officers and independent auditor and paid directly by officers to independent auditor

Appendix D

Prohibited Non-Audit Services

Date: February 19, 2004

1.	Bookkeeping or other services related to the accounting records or financial statements of Jameson

2.	Financial information system design and implementation

3.	Appraisal or valuation services, fairness opinions, or contributions-in-kind reports

4.	Actuarial services

5.	Internal audit outsourcing services

6.	Management functions or Human resources

7.	Broker or dealer, investment adviser or investment banking services

8.	Legal services and Expert services unrelated to the audit

9.	Any other service determined later, by regulation, to be impermissible

PROXY

JAMESON INNS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas W. Kitchin and Craig R. Kitchin, or either of them, with full power of substitution, as Proxies of the undersigned, with all powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Jameson Inns, Inc. (the “Company”) to be held at 115 Perimeter Center Place, Atlanta, Georgia 30346, on June 4, 2004, at 2:00 p.m., local time, and at any and all adjournments or postponements thereof, as indicated below:

1.	Election of Directors.

a.	☐	FOR the following nominee (except as marked to the contrary below) for term expiring in 2007: Michael E. Lawrence

	☐	WITHHOLD AUTHORITY to vote for the nominee above.

b.	☐	FOR the following nominee (except as marked to the contrary below) for term expiring in 2007: David S. Fraser

	☐	WITHHOLD AUTHORITY to vote for the nominee above.

2.	Proposal to amend the articles of incorporation to increase authorized common stock from 40,000,000 shares to 100,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to amend the articles of incorporation to eliminate the common stock ownership restrictions related to our former status as a real estate investment trust.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be signed on the reverse side)

(Continued from other side)

This Proxy will be voted as directed herein by the undersigned stockholder. If no specifications are made, this Proxy will be voted FOR the nominees for director, and FOR proposals number 2, 3, and 4 above. If any other business should properly be brought before the meeting, the persons named as proxies will vote on such business in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Dated: , 2004

Signature(s)

Signature(s)

IMPORTANT: Please date this Proxy and sign exactly as your name appears to the left. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Jameson Inns, Inc. encourages you to take advantage of two convenient ways to vote your shares.

If you hold your shares in your own name rather than through a broker, you can vote your shares electronically by internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed above, just below the perforation. The series of numbers that appears above must be used to access the system.

To vote over the internet: Log on to the internet and go to the voting web site

http://www.eproxyvote.com/

To vote over the telephone: On a touch-tone telephone call 1-                     24 hours a day 7

days a week.

Your electronic vote authorizes the named proxies to vote in the same manner as if you marked, signed, dated, and returned the proxy card. Telephone and Internet voting will close at

11:00 p.m. on June 3, 2004.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.